EXHIBIT 99.1

FOR RELEASE: NOVEMBER 2, 2016

PennTex Midstream Partners, LP Announces Completion of Sale of General Partner to Energy Transfer Partners, L.P.
HOUSTON, November 2, 2016/GLOBE NEWSWIRE/ - PennTex Midstream Partners, LP (NASDAQ: PTXP) (the “Partnership”) announced today the completion of the transactions pursuant to the previously announced Contribution Agreement among Energy Transfer Partners, L.P. (“ETP”), PennTex Midstream Partners, LLC (“PennTex Development”) and the other contributors party thereto.

Following the completion of such transactions, effective November 1, 2016, the Partnership is a wholly owned subsidiary of ETP and ETP owns and controls the general partner of the Partnership. In addition, ETP owns 100% of the Partnership’s incentive distribution rights and approximately 65% of the outstanding limited partner interests in the Partnership.
ETP Appoints New Directors; Retains Independent Directors
In connection with the closing of the transactions, Thomas F. Karam, Christopher G. Carter, Cameron J. Dunn, David W. Hayes and Christopher D. Ray resigned from the board of directors (the “Board”) of the general partner, effective November 1, 2016, and ETP appointed four officers of ETP or its affiliates to serve on the Board.
The Board’s independent directors, consisting of Ambassador Robert Jordan, David C. Lawler and Richard S. Walker remain on the Board and continue to serve on the Audit Committee of the Board.
ETP Appoints New Officers; Retains Certain Officers
In connection with the closing of the transactions, Thomas F. Karam, Robert O. Bond, Steven R. Jones, Michael J. Moran, Larry Thomas Stone, Chris E. Staffel and Andrejka Bernatova resigned as officers of the general partner, effective November 1, 2016, and ETP appointed new officers of the general partner, including the following:
Kelcy L. Warren, Chief Executive Officer (Principal Executive Officer)
Matthew S. Ramsey, President & Chief Operating Officer
Thomas E. Long, Chief Financial Officer (Principal Financial Officer)
ETP has retained Stephen M. Moore, Vice President, General Counsel and Secretary of the general partner, and Kenneth E. Hertel, Vice President, Controller and Chief Accounting Officer of the general partner, to continue to serve in such positions for a transitional period.

Evaluation Agreement
In connection with the closing of the transactions, ETP entered into an Evaluation Agreement with PennTex Development pursuant to which ETP has agreed, for a period of six months, not to undertake a tender offer with respect to the outstanding PTXP common units or other business combination with PTXP without first seeking and receiving the approval of the tender offer price or other business combination by the independent directors of the Board.
About PennTex Midstream Partners, LP
PennTex Midstream Partners, LP is a growth-oriented master limited partnership focused on owning, operating, acquiring and developing midstream energy infrastructure assets in North America. PTXP provides natural gas gathering and processing and residue gas and natural gas liquids transportation services to producers in the Terryville Complex in northern Louisiana. For more information, visit www.penntex.com.
For further information, please direct all inquiries to:
Investor Relations:
Brent Ratliff or Lyndsay Hannah
Telephone: (214) 981-0795

Media Relations:
Vicki Granado
Telephone: (214) 498-9272

Cautionary Note

Disclosures in this press release contain certain forward-looking statements within the meaning of the federal securities laws. Statements that do not relate strictly to historical or current facts are forward-looking. These statements contain words such as “if” and “will” and involve risks and uncertainties including, among others that our business plans may change as circumstances warrant and securities of PTXP may not ultimately be offered to the public because of general market conditions or other factors. Accordingly, readers should not place undue reliance on forward-looking statements as a prediction of actual results. Except as otherwise required by applicable law, PTXP undertakes no obligation to publicly update or revise any such forward-looking statements to reflect events or circumstances that occur, or of which PTXP becomes aware, after the date hereof.